Exhibit 1.2

Approved by the Annual General
Meeting of Shareholders of
Mobile TeleSystems Open Joint Stock Company
dated June 23, 2006

AMENDMENTS AND ADDITIONS
TO THE CHARTER
of Mobile TeleSystems Open Joint Stock Company

Moscow                                                                                                                                                                               June 23, 2006

To add the following paragraph to Item 1.1. of the Charter:

“The Company is the full legal successor in respect of all rights and obligations of the Open Joint Stock Company ReCom (registered on February 26, 1998 by the Registration Chamber of the city of Orel under No.1244-C and entered into the consolidated state register of legal entities on August 7, 2002 by Tax Inspectorate of the Ministry of Taxes and Levies of the Russian Federation for the Sovetski District of the city of Orel under Main State Registration Number: 1025700824544), reorganized in the form of merger into Mobile TeleSystems Open Joint Stock Company.

The Company is the full legal successor in respect of all rights and obligations of the Closed Joint Stock Company Telesot-Alania (entered into the consolidated state register of legal entities on December 30, 2002 by Tax Inspectorate of the Ministry of Taxes and Levies of the Russian Federation for the North-West municipal district of the city of Vladikavkaz of the Republic of Northen Ossetia-Alania under Main State Registration Number: 1021500773546), reorganized in the form of merger into Mobile TeleSystems Open Joint Stock Company”.